EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-55831 on Form S-4 and in Registration Statement Nos 333-10429 and 333-48143 on Form S-8 of our report dated January 25, 2006 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in method of accounting for goodwill and other intangible assets), appearing in this Annual Report on Form 10-K of Westaff, Inc. and subsidiaries for the year ended October 29, 2005.

/s/ DELOITTE & TOUCHE LLP
Oakland, California
January 25, 2006